Exhibit 99.1

Orleans Homebuilders, Inc. and Subsidiaries

Unaudited Supplemental Consolidated and Combined Statements of Operations

(dollars in thousands, except per share amounts)

	Quarter Ended		Year Ended	Quarter Ended				Year Ended
	December 31,	September 30,	June 30,	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2007	2007	2007	2007	2007	2006	2006	2006	2005
Earned revenue
Residential properties	$144,490	$119,357	$647,316	$203,486	$128,886	$153,172	$161,772	$975,483	$911,004
Land sales	8,224	1,186	25,170	8,101	14,864	1,797	408	2,034	474
Other income	2,229	2,333	10,047	2,722	2,244	2,159	2,922	9,675	7,752
	154,943	122,876	682,533	214,309	145,994	157,128	165,102	987,192	919,230
Costs and expenses
Residential properties	147,425	102,953	613,954	198,191	149,123	135,327	131,313	761,270	727,006
Land sales	44,784	1,258	26,022	8,678	15,739	1,231	374	1,685	467
Other	1,441	1,994	6,571	1,665	1,395	1,515	1,996	6,655	4,971
Selling, general and administrative	24,588	18,275	114,527	25,725	33,360	30,599	24,843	113,673	95,701
Impairment of goodwill	—	—	16,334	—	16,334	—	—	—	—
Interest:
Incurred	13,035	12,669	47,776	12,444	10,946	12,096	12,290	38,095	19,075
Less capitalized	(13,035)	(12,669)	(47,776)	(12,444)	(10,946)	(12,096)	(12,290)	(38,095)	(18,973)
	218,238	124,480	777,408	234,259	215,951	168,672	158,526	883,283	828,247

(Loss) income from continuing operations before income taxes	(63,295)	(1,604)	(94,875)	(19,950)	(69,957)	(11,544)	6,576	103,909	90,983
Income tax (benefit) provision	(24,688)	159	(37,458)	(8,214)	(27,263)	(4,515)	2,534	40,547	35,399

(Loss) income from continuing operations	(38,607)	(1,763)	(57,417)	(11,736)	(42,694)	(7,029)	4,042	63,362	55,584

Discontinued operations:
(Loss) income from discontinued operations, net of taxes	(12,778)	(292)	(9,433)	409	(9,204)	(495)	(143)	(321)	—

Net (loss) income available for common shareholders	$(51,385)	$(2,055)	$(66,850)	$(11,327)	$(51,898)	$(7,524)	$3,899	$63,041	$55,584

Basic (loss) earnings per share
Continuing operations	$(2.09)	$(0.10)	$(3.11)	$(0.63)	$(2.31)	$(0.38)	$0.22	$3.43	$3.09
Discontinued operations	$(0.69)	$(0.02)	$(0.51)	$0.02	$(0.50)	$(0.03)	$(0.01)	$(0.02)	$—
Basic (loss) earnings per share	$(2.78)	$(0.11)	$(3.62)	$(0.61)	$(2.81)	$(0.41)	$0.21	$3.41	$3.09

Diluted (loss) earnings per share
Continuing operations	$(2.09)	$(0.10)	$(3.11)	$(0.63)	$(2.31)	$(0.38)	$0.22	$3.37	$2.96
Discontinued operations	$(0.69)	$(0.02)	$(0.51)	$0.02	$(0.50)	$(0.03)	$(0.01)	$(0.02)	$—
Diluted (loss) earnings per share	$(2.78)	$(0.11)	$(3.62)	$(0.61)	$(2.81)	$(0.41)	$0.21	$3.35	$2.96

Basic weighted average shares outstanding	18,502	18,502	18,458	18,502	18,491	18,476	18,363	18,483	17,978

Diluted weighted average shares outstanding	18,502	18,502	18,458	18,502	18,491	18,476	18,673	18,824	18,809